Exhibit 99

United Bancorp, Inc.

P. O. BOX 10 • MARTINS FERRY, OHIO 43935 • Phone: 740/633-BANK Fax:740/633-1448

We are United to Better Serve You

PRESS RELEASE

United Bancorp, Inc.

201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contact:	James W. Everson	Randall M. Greenwood
	Chairman, President and CEO	Senior Vice President, CFO and Treasurer
Phone:	(740) 633-0445 Ext. 6120	(740) 633-0445 Ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE: 12:00 PM July 24, 2012

Subject: United Bancorp, Inc. Reports Earnings of $1.492 Million for the Six Months Ended June 30, 2012

MARTINS FERRY, OHIO ¿¿¿ United Bancorp, Inc. (NASDAQ: UBCP), headquartered in Martins Ferry, Ohio reported net earnings of $1,492,000 for the six months ended June 30, 2012, compared to $1,490,000 for the six months ended June 30, 2011. On a per share basis, the Company’s diluted earnings were $0.30 for the six months ended June 30, 2012, as compared to $0.30 for the six months ended June 30, 2011. For the three months ended June 30, 2012 the Company reported net earnings of $731,000, compared to $752,000 for the three months ended June 30, 2011, a decrease of 2.8%. On a per share basis, the Company’s three months diluted earnings were $0.15 for 2012 and 2011.

Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “The Company’s earnings for the six months ended June 30, 2012 generated an annualized 0.70% return on average assets (“ROA”) and a 8.21% return on average equity (“ROE”), compared to 0.70% ROA and 8.20% ROE for the six months ended June 30, 2011. Comparing the six months ended June 30, 2012 to 2011, the Company’s net interest margin was 3.94% compared to 4.23%, a decrease of 29 basis points. This decrease in the margin resulted in a $479,000 decrease in net interest income for the six months ended June 30, 2012 as compared to the same period in 2011. Comparing the same periods, customer service fees on deposit accounts decreased $6,000. As the Company has implemented government mandated regulations from the Dodd-Frank Act regarding its courtesy overdraft program, the Company has seen a reduction in customer service fees and may continue to experience a decrease in these fees in future periods. During the six months ended June 30, 2012 the Company did not sell any securities. However, during 2011, the Company recognized a gain on sale of securities of $370,000 for the six months ended June 30, 2011 and the Company received $100,000 of a BOLI benefit in excess of surrender value. In 2011, the Company sold its government sponsored mortgage–backed securities portfolio to take advantage of the favorable rate environment on these short term investments and provide liquidity to restructure the Company’s balance sheet. On the expense side, the Company’s 2012 earnings were positively impacted by a period over period decrease of $641,000 in our provision for loan losses. The decrease in the provision for loan losses was primarily due to overall improvement in the credit quality of the loan portfolio. Net loans charged off decreased approximately $326,000 for the six months ended June 30, 2012 as compared to the same period in 2011. Net loans of $773,000 were charged off during the six months ended June 30, 2012. One out of area loan relationship accounted for $755,000 of the net loans charged off during the six months ended June 30, 2012. Other real estate owned decreased $192,000 from June 30, 2011 to June 30, 2012. Nonaccrual loans to total loans decreased by 12 basis points or $311,000, going from 1.52% in 2011 to 1.40% for the same period in 2012. This declining trend is very positive and the present level of nonaccrual loans to total loans is nearly half of that of our peer group.”

James W. Everson, Chairman, President & CEO stated, “Banking has always been a job of risk management. Historically, bank management has been challenged to manage credit risk, investment risk, liquidity risk, interest-rate risk and information security risk. To a large degree, these risks are within the control of our management team. Effectively managing these various risks in the past and into the present has led to very acceptable levels of financial performance without having to participate in the government Troubled Asset Relief Program (TARP). Today, there is another growing risk being instituted that is somewhat outside of bank management’s control…“Government Risk”. Our focus going forward must be on the “G” risk and meeting the challenges imposed upon us by the Dodd-Frank Act, the Consumer Financial Protection Bureau and future regulatory burdens forcing us to comply with much more stringent capital requirements relating to guidelines being thrust upon us by the international Basel Committee on Banking Supervision or Basel III. In addition, we must continue to meet the challenges of a zero based interest rate monetary policy being affected by the Federal Reserve for a historically unprecedented length of time, now in its fourth year.” Everson concluded, “Our long term goal is to grow shareholder value as we travel through these unchartered waters of continuing and impending regulatory reform and interest rate policy.”

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio with total assets of approximately $423.8 million and total shareholder’s equity of approximately $36.4 million as of June 30, 2012. Through its single bank charter with its twenty banking offices and an operations center, The Citizens Savings Bank through its Community Bank Division serves the Ohio Counties of Athens, Fairfield and Hocking and through its Citizens Bank Division serves Belmont, Carroll, Harrison, Jefferson and Tuscarawas. United Bancorp, Inc. is a part of the Russell Microcap Index and trades on The NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company’s control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or carry forward-looking statements, whether as a result of new information, future events or otherwise.

United Bancorp, Inc.

(“UBCP”)

For the Three Months Ended June 30,	%
2012	2011	Change
Earnings
Total interest income	$4,629,175	$5,211,582	-11.18%
Total interest expense	993,390	1,219,591	-18.55%

Net interest income	3,635,785	3,991,991	-8.92%
Provision for loan losses	167,691	494,399	-66.08%
Service charges on deposit accounts	485,917	578,817	-16.05%
Net realized gains of sales on securities	—	—	—
Net realized gains on sale of loans	5,461	12,673	56.91%
BOLI benefit in excess of surrender value	—	100,000	—
Net realized loss on sale of other real estate and repossessions	(14,107)	(4,921)	-186.67%
Other noninterest income	200,309	207,920	-3.66%
Total noninterest income	677,580	894,489	-24.25%
Deposit insurance premiums	68,310	120,057	-43.10%
Provision for losses on foreclosed real estate	52,160	48,784	—
Other noninterest expense	3,060,267	3,303,493	-7.36%
(Excluding FDIC Insurance Premiums and provision for losses on impairment of foreclosed real estate)
Total noninterest expense	3,180,737	3,472,334	-8.40%
Income tax expense	233,482	167,456	39.43%

Net income	$731,455	$752,291	-2.77%
Per share
Earnings per common share - Basic	$0.15	$0.15	0.00%
Earnings per common share - Diluted	0.15	0.15	0.00%
Cash dividends paid	0.14	0.14	0.00%
Annualized yield based on quarter end close	6.22%	6.34%
Shares Outstanding
Average - Basic	4,781,770	4,759,315	—
Average - Diluted	4,862,269	4,789,314	—

For the Six Months Ended June 30,	%
2012	2011	Change
Earnings
Total interest income	$9,320,849	$10,249,640	-9.06%
Total interest expense	2,025,786	2,475,336	-18.16%

Net interest income	7,295,063	7,774,304	-6.16%
Provision for loan losses	501,039	1,141,975	-56.13%
Service charges on deposit accounts	1,016,451	1,022,916	-0.63%
Net realized gains of sales on securities	—	370,145	—
Net realized gains on sale of loans	9,347	42,569	-78.04%
BOLI benefit in excess of surrender value	—	100,000	—
Net realized losses on sale of Other real estate and repossessions	(5,797)	(4,921)	-17.80%
Other noninterest income	397,865	428,156	-7.07%
Total noninterest income	1,417,866	1,958,865	-27.62%
Deposit Insurance premiums	142,343	207,051	-31.25%
Provision for losses on foreclosed real estate	52,160	48,784	6.92%
Other noninterest expense	6,220,357	6,511,418	-4.47%
(Excluding FDIC Insurance Premiums and provision for losses on impairment of foreclosed real estate)
Total noninterest expense	6,414,860	6,767,253	-5.21%
Income tax expense	304,692	333,696	-8.69%

Net income	$1,492,338	$1,490,245	0.14%
Per share
Earnings per common share - Basic	$0.30	$0.30	0.00%
Earnings per common share - Diluted	0.30	0.30	0.00%
Cash dividends paid	0.28	0.28	0.00%
Shares Outstanding
Average - Basic	4,775,423	4,752,357	—
Average - Diluted	4,853,181	4,782,356	—
At quarter end
Total assets	$423,774,803	$419,052,312	1.13%
Total assets (average)	428,804,000	427,344,000	0.34%
Other real estate and repossessions (“OREO”)	1,983,383	2,175,333	-8.82%
Gross loans	279,490,150	277,335,426	0.78%
Allowance for loan losses	2,649,425	2,781,935	-4.76%
Net loans	276,840,725	274,553,491	0.83%
Non-accrual loans	3,905,257	4,216,656	-7.38%
Net loans charged off	772,682	1,098,756	-29.68%
Average loans	279,058,000	278,130,000	0.33%
Cash and due from Federal Reserve Bank	44,361,828	12,940,241	242.82%
Securities and other restricted stock	74,805,967	103,821,945	-27.95%
Total deposits	336,114,368	325,303,150	3.32%
Non interest bearing demand	71,362,602	24,923,922	186.32%
Interest bearing demand	82,156,325	107,942,271	-23.89%
Savings	65,793,809	55,307,386	18.96%
Time	116,801,632	137,129,571	-14.82%
Advances from the Federal Home Loan Bank	32,742,167	38,207,763	-14.30%
Securities sold under agreements to repurchase	10,933,250	11,990,381	-8.82%
Shareholders’ equity	36,382,413	36,354,232	0.08%
Shareholders’ equity (average)	36,351,000	36,354,000	-0.01%
Stock data
Market value - last close (end of period)	$9.01	$8.83	2.04%
Dividend payout ratio	93.33%	93.33%	0.00%
Price earnings ratio	15.02	x	14.72	x	1.41%
Book value (end of period)	7.59	7.61	-0.26%
Market price to book value	118.71%	116.03%	2.31%
Key performance ratios
Return on average assets (ROA)	0.70%	0.70%	0.00%
Return on average equity (ROE)	8.21%	8.20%	0.01%
Net interest margin (federal tax equivalent))	3.94%	4.23%	-0.29%
Interest expense to average assets	0.94%	1.16%	-0.22%
Total allowance for loan losses to nonaccrual loans	67.84%	65.97%	1.87%
Total allowance for loan losses to total loans	0.95%	1.00%	-0.05%
Nonaccrual loans to total loans	1.40%	1.52%	-0.12%
Nonaccrual loans and OREO to total assets	1.39%	1.53%	-0.14%
Net charge-offs to average loans	0.55%	0.79%	-0.24%
Equity to assets at period end	8.59%	8.68%	-0.09%